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Exhibit 10.10
Confidential treatment requested

CONFIDENTIAL
PUBLIC HEALTH SERVICE
PATENT LICENSE AGREEMENT—NONEXCLUSIVE
COVER PAGE

For PHS internal use only:

    Patent License Number: L-156-98/0

    Serial Number(s) of Licensed Patent(s) and/or Patent Application(s):

      USPA SN 06/911,227 (USPN 4,892,827)
      [*]
      [*]
      [*]
      USPA SN 08/463,163 (USPN 5,696,237)

  Licensee: Seattle Genetics, Inc.

  Cooperative Research and Development Agreement (CRADA) Number: N/A

  Additional Remarks: U.S. only license.

  Public Benefit(s): Licensee (1) to continue development of a cancer therapeutic discontinued in 1997; and (2) to set up indigent access program for U.S. citizens following regulatory approval of the cancer therapeutic in the United States.

This Patent License Agreement, hereinafter referred to as the "Agreement", consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) and/or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Modifications), Appendix E (Benchmarks), and Appendix F (Commercial Development Plan). The Parties to this Agreement are:

1)
The National Institutes of Health ("NIH"), the Centers for Disease Control and Prevention ("CDC"), or the Food and Drug Administration ("FDA"), hereinafter singly or collectively referred to as "PHS", agencies of the United States Public Health Service within the Department of Health and Human Services ("DHHS"); and

2)
The person, corporation, or institution identified above and/or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as "Licensee".

PHS and Licensee agree as follows:

1.  BACKGROUND

1.01
In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

1.02
By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States

[*]   Confidential treatment requested

  and/or foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

1.03
The Secretary of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions.

1.04
PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.05
Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, and/or marketable products for public use and benefit.

2.  DEFINITIONS

2.01
"Benchmarks" mean the performance milestones that are set forth in Appendix E.

2.02
"Commercial Development Plan" means the written commercialization plan attached as Appendix F.

2.03
"First Commercial Sale" means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.04
"Government" means the Government of the United States of America.

2.05
"Licensed Fields of Use" means the fields of use identified in Appendix B.

2.06
"Licensed Patent Rights" shall mean:

a)
U.S. Patent applications (including provisional patent applications and PCT patent applications designating the U.S.) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

b)
to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; iv) priority patent application(s) of a) above; and v) any reissues, reexaminations, and extensions of all such patents;

  Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

2.07
"Licensed Process(es)" means processes which, in the course of being practiced would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.08
"Licensed Product(s)" means tangible materials which, in the course of manufacture, use, sale, or importation would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.09
"Licensed Territory" means the geographical area identified in Appendix B.

2.10
"Net Sales" means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. Net Sales shall not include transfers of Licensed Products at or below cost by or on behalf of Licensee in connection with compassionate use, emergency use internal research use or clinical trials authorized by the U.S. Food and Drug Administration ("FDA"). No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

2.11
"Practical Application" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

3.  GRANT OF RIGHTS

3.01
PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, a nonexclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

3.02
This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

4.  SUBLICENSING

4.01
Upon written approval by PHS, which approval will not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights.

4.02
Licensee agrees that any sublicenses granted by it shall provide that the obligations to PUS of Paragraphs 5.01-5.02, 8.01, 10.01, 10.02, 12.05, and 13.06-13.08 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.03
Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13. Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

4.04
Licensee agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement. To the extent permitted by law, PHS agrees to maintain each such sublicense agreement in confidence.

5.  STATUTORY AND PHS REOUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.01
Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.

5.02
Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

5.03
Because of the public investment in the research that culminated in the Licensed Patent Rights, Licensee agrees, upon First Commercial Sale following regulatory approval for marketing Licensed Products in the United States, to the extent reasonable and customary at that time in the pharmaceutical industry, to set up an indigent patient access program or to include in an existing indigent patient access program Licensed Product(s) such that under the terms of Licensee's indigent patient access program, Licensed Product(s) may be provided to qualified indigent citizens of the United States who are not covered under any public or private health plan. PHS encourages and supports all contributions to the public good and thus agrees that no earned royalties shall be due on such donations of Licensed Products by Licensee.

6.  ROYALTIES AND REIMBURSEMENT

6.01
Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty (30) days from the date that this Agreement becomes effective.

6.02
Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year. The minimum annual royalty due for the first calendar year of this Agreement may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1.

6.03
Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

6.04
Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

6.05
A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest of the dates that a) the application has been abandoned and not continued, b) the patent expires or irrevocably lapses, or c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.06
No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.07
On sales of Licensed Products by Licensee to sublicensees or on sales made in other than an arm's-length transaction, the value of the Net Sales attributed under this Article 6 to such a transaction shall be that which would have been received in an arm's-length transaction, based on sales of like quantity and quality products on or about the time of such transaction. Notwithstanding the foregoing, sales of Licensed Products, which are intended for resale between and among Licensee and its sublicensees, shall not be included in Net Sales. In such cases, royalties shall be calculated on the basis of Net Sales of Licensed Products by Licensee or any such sublicensee, whichever is larger, as provided in Paragraph 6.03 hereof.

6.08
With regard to unreimbursed expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS prior to the effective date of this Agreement, Licensee shall pay to PHS within sixty (60) days of achieving the Benchmarks specified in Appendix E for initiation of the first Phase II Clinical Trial, an additional royalty equivalent to [*]% of the cost of such unreimbursed patent expenses previously incurred by PHS to a maximum of [*] Dollars ($[*]).

6.09
With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS on or after the effective date of this Agreement, Licensee agrees:

(a)
to pay PHS within sixty (60) days of achieving the Benchmarks specified in Appendix E for initiation of the first Phase III Clinical Trial, an additional royalty equivalent to all such patent expenses incurred on or after the effective date of this Agreement divided by the number of PHS's licensees of the Licensed Patent Rights in human therapeutic fields of use to a maximum of [*] Dollars ($[*]); and

(b)
to pay PHS on an annual basis, within sixty (60) days of PHS's submission of a statement and request for payment, a royalty amount equivalent to all such patent expenses incurred after achieving the Benchmarks specified in Appendix E for initiation of the first Phase III Clinical Trial divided by the number of PHS's licensees of the Licensed Patent Rights in human therapeutic fields of use to a maximum of [*] Dollars ($[*]) per year unless previously approved in writing by Licensee.

6.10
Licensee may elect to surrender its rights in the Licensed Territory for any specific Licensed Patent Rights upon sixty (60) days written notice to PHS and owe no payment obligation under Article 6.09 for patent-related expenses for the specific Licensed Patent Rights incurred in the Licensed Territory after the effective date of such written notice.

7.  PATENT FILING, PROSECUTION, AND MAINTENANCE

7.01
PBS agrees to take responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent documents to Licensee upon request. PHS agrees to provide Licensee with reasonable opportunity to comment on any document PHS intends to file or causes to be filed with the U.S. Patent and Trademark Office.

8.  RECORD KEEPING

8.01
Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.07 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

8.02
Licensee agrees to have an audit of sales and royalties conducted by an independent auditor at least every two (2) years if annual sales of the Licensed Product or Licensed Processes are over [*] ([*])[*] dollars. The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, terms of the license as to percentage or fixed royalty to be remitted to the Government, the amount of royalty funds owed to the Government under this Agreement, and whether the royalty amount owed has been paid to the Government and is reflected in the records of the Licensee. The audit shall also indicate the PHS license number, product, and the time period being audited. A report certified by the auditor shall be submitted promptly by the auditor directly to PHS on completion. Licensee shall pay for the entire cost of the audit.

9.  REPORTS ON PROGRESS, BENCHMARKS, SALES AND PAYMENTS

9.01
Prior to signing this Agreement, Licensee has provided to PHS the Commercial Development Plan at Appendix F, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix E.

9.02
Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of Licensee's public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. In any such annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee's performance under this Agreement. Licensee may amend the Benchmarks at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application.

9.03
Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix E and the First Commercial Sale in the Licensed Territory within sixty (60) days of such occurrences.

9.04
Licensee shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

9.05
Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to "NIH/Patent Licensing". All such payments shall be sent to the following address: NIH, P.O. Box 360120, Pittsburgh, PA 1525 1-6120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 9.04 of this Agreement shall accompany each such payment, and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.

9.06
Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments.

9.07
Interest and penalties may be assessed by PHS on any overdue payments in accordance with the Federal Debt Collection Act. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

9.08
All plans and reports required by this Article 9 and marked "confidential" by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of such records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C. 552 shall be subject to the predisclosure notification requirements of 45 CFR 5.65(d).

10.  PERFORMANCE

    10.01  Licensee shall use its reasonable best efforts to bring the Licensed Products and Licensed Processes to Practical Application. "Reasonable best efforts" for the purposes of this provision shall include adherence to the Commercial Development Plan at Appendix F and performance of the Benchmarks at Appendix E.

    10.02  Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its reasonable best efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

11.  INFRINGEMENT AND PATENT ENFORCEMENT

    11.01  PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware. Should PHS elect not to initiate an infringement suit against any unlicensed third party infringement of the Licensed Patent Rights, PHS agrees to consider in good faith a grant to Licensee of the right to initiate such suit (at Licensee's sole expense).

    11.02  In the event that a declaratory judgment action alleging invalidity of any of the Licensed Patent Rights shall be brought against PHS, PHS agrees to notify Licensee that an action alleging invalidity has been brought. PHS does not represent that it will commence legal action to defend against a declaratory action alleging invalidity. Licensee shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the

Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action. Upon Licensee's payment of all costs incurred by the Government as a result of Licensee's joinder motion or other action, these actions by Licensee will not be considered a default in the performance of any material obligation under this Agreement.

12.  NEGATION OF WARRANTIES AND INDEMNIFICATION

    12.01  PHS offers no warranties other than those specified in Article 1.

    12.02  PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

    12.03  PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

    12.04  PHS does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

    12.05  Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of Licensee, its directors, employees, or third parties of any Licensed Patent Rights; or b) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.  TERM, TERMINATION, AND MODIFICATION OF RIGHTS

    13.01  This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

    13.02  In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Article 13.05, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice and pursue outstanding amounts owed through procedures provided by the Federal Debt Collection Act.

    13.03  In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement immediately upon Licensee's receipt of written notice pursuant to this Paragraph 13.03.

    13.04  Licensee shall have a unilateral right to terminate this Agreement in any country or territory by giving PHS sixty (60) days written notice to that effect.

    13.05  PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee: 1) is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS's satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes; 2) has not achieved the Benchmarks as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license Agreement; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or 7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.02. Prior to invoking this right, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS's concerns as to the previous items 1) to 7). If Licensee fails to alleviate PHS's concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS's satisfaction, PHS may terminate this Agreement.

    13.06  PHS reserves the right according to 35 U.S.C. 209(0(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

    13.07  Within thirty (30) days of receipt of written notice of PHS's unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

    13.08  Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights to PHS or provide PHS with certification of the destruction thereof.

14.  GENERAL PROVISIONS

    14.01  Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any such term or condition by Licensee.

    14.02  This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

    14.03  The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

    14.04  If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

    14.05  The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

    14.06  All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

    14.07  This Agreement shall not be assigned by Licensee except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee shall notify PHS within ten (10) days of any assignment of this Agreement by Licensee, and Licensee shall pay PHS, as an additional royalty, [*] percent ([*]%) of the fair market value of any consideration received for any assignment of this Agreement within thirty (30) days of such assignment.

    14.08  Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and DHHS regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

    14.09  Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

    14.10  Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries.

    14.11  By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, Licensee shall not use the names of NIH, CDC, PHS, or DHHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS, except that Licensee may publicly identify the existence of this Agreement and is not prohibited from using publicly available factual information regarding the Licensed Patent Rights, Licensed

Products and Licensed Processes specifically including, but not limited to, the names of the inventors as appears on the Licensed Patent Rights and their associated NIH institutes, without such consent.

    14.12  The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. Licensee agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

    14.13  Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

    14.14  Paragraphs 8.01, 9.06-9.08, 12.01-12.05, 13.07, 13.08, and 14.12 of this Agreement shall survive termination of this Agreement.

SIGNATURES BEGIN ON NEXT PAGE

PHS PATENT LICENSE AGREEMENT—NONEXCLUSIVE
SIGNATURE PAGE

For PHS:

/s/ JACK SPIEGEL Jack Spiegel, Ph.D.	9-15-98 Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health
Mailing Address for Notices:
Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804

    For Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.:

/s/ H. PERRY FELL H. Perry F, Ph.D., MBA	8-25-98 Date
President Seattle Genetics, Inc.
Mailing Address for Notices:
Perry Fell, Ph.D., MBA
President Seattle Genetics, Inc.
2215 26th Avenue, S.E.
Bothell, Washington 98021
(425) 489-8834
fax (425) 489-4798

    Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. 3801-3812 (civil liability) and 18 U.S.C. 1001 (criminal liability including fine(s) and/or imprisonment).

APPENDIX C—Royalties

Royalties:

    Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of [*] Dollars ($[*]).

    Licensee agrees to pay to PHS a nonrefundable minimum annual royalty in the amount of [*] Dollars ($[*]) beginning January 1, 1999.

    Licensee agrees to pay PHS earned royalties on Net Sales by or on behalf of Licensee as follows:

    [*] Percent ([*]%) of Net Sales of Licensed Products by Licensee or its sublicensees; and Licensee shall be entitled to a [*] Percent ([*]%) credit against the earned royalty rate on Net Sales for each [*]Percent ([*]%) of royalty Licensee must pay in excess of [*] Percent ([*]%) to unaffiliated third party licensors for the manufacture and sale of Licensed Products. However, in no instance shall the earned royalty rate for PHS be reduced below [*] Percent ([*]%).

    Licensee agrees to pay PHS benchmark royalties as follows:

    [*] Dollars ($[*]) upon initiation of the first Phase III Clinical Trial for Licensed Products; and

    [*] Dollars ($[*]) upon marketing approval in the United States for Licensed Products.

    Licensee agrees to pay PHS additional royalties for unreimbursed patent prosecution expenses as set forth in Paragraphs 6.08 and 6.09.

APPENDIX E—Benchmarks and Performance

    Licensee agrees to the following Benchmarks for its performance under this Agreement and, within sixty (60) days of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

[*]—Initiation of first [*] using Licensed Products.

[*]—Initiation of first [*] using Licensed Products.

[*]—Initiation of first [*] using Licensed Products.

[*]—[*] of Licensed Products with a regulatory agency.

[*]—[*] of Licensed Products filed with a regulatory agency.

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CONFIDENTIAL PUBLIC HEALTH SERVICE PATENT LICENSE AGREEMENT— NONEXCLUSIVE COVER PAGE
APPENDIX C—Royalties